FOR IMMEDIATE RELEASE

CONTACT:

Rochelle F. Walk

Vice President, General Counsel & Secretary

(216) 861-8734

Oglebay Norton COMPANY FILES to DEREGISTER its SECURITIES

and postpones its annual meeting of shareholders

CLEVELAND, April 17, 2006 - Oglebay Norton Company (OTCBB: OGBY) announced today that, consistent with the Company's March 13, 2006 announcement regarding its intent to deregister its common and preferred stock and suspend its reporting obligations under the Securities Exchange Act of 1934, the Company filed a Form 15 with the United States Securities and Exchange Commission. Effective April 12, 2006, it obtained the requisite two-thirds consent to terminate the Registration Rights Agreement, dated
January 31, 2005 between the Company and certain Subscriber of the Company's Series A Convertible Preferred Stock.

In light of the Form 15 filing, the Company has postponed its 2006 Annual Meeting of Shareholders, originally scheduled for May 4, 2006. The Company anticipates continuing to provide quarterly and annual financial results to its shareholders.

Oglebay Norton Company, a Cleveland, Ohio-based company with a 150-year tradition of service, provides essential minerals and aggregates to a broad range of markets, from building materials and environmental remediation to the energy and metallurgical industries. For more information, see www.oglebaynorton.com.

Safe Harbor Statement

Certain statements contained in this release are "forward-looking" in that they reflect management's expectations and beliefs regarding the future performance of the Company and its operating segments. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Company believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by or on behalf of the Company: (1) the effectiveness of the Company having restructured its debt to provide adequate liquidity to sufficiently improve the Company's financial position; (2) the Company's ability to complete its cost reduction initiatives; (3) weather conditions, particularly in the Great Lakes region, flooding, and/or water levels; (4) fluctuations in energy, fuel and oil prices; (5) fluctuations in integrated steel production in the Great Lakes region; (6) fluctuations in Great Lakes and Mid-Atlantic construction activity; (7) economic conditions in California or population growth rates in the southwestern United States; (8) the outcome of periodic negotiations of labor agreements; (9) changes in the demand for the Company's products due to changes in technology; (10) the loss, insolvency or bankruptcy of major customers, insurers or debtors; (11) difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for the vessel operations; (12) changes in environmental laws; (13) an increase in the number and cost of asbestos and silica product liability claims filed against the Company and its subsidiaries and determinations by a court or jury against the Company's interest; (14) the insolvency of insurers, the effects of any coverage litigation with insurers or the adequacy of insurance; (15) changes in Federal or State law with respect to asbestos or silica product liability claims; and (16) risks related to the low trading volume of the Company's stock and the de-registration of the Company's common and convertible preferred stock with the United States Securities and Exchange Commission.

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